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                                                                     EXHIBIT 4.1

                          INNOSOFT INTERNATIONAL, INC.
                            1992 STOCK INCENTIVE PLAN

        SECTION 1. PURPOSE OF PLAN.

        The purpose of this 1992 Stock Incentive Plan ("Plan") of Innosoft International, Inc. a California corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate its employees, directors and consultants by providing for or increasing the proprietary interests of such persons in the Company.

        SECTION 2. PERSONS ELIGIBLE UNDER PLAN.

        Any person who is an employee of the Company or any of its subsidiaries, any member of the Board of Directors of the Company or any person retained by the Company or any of its subsidiaries in a consulting capacity (each, a "Participant") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder; provided, however, that only persons who are employees of the Company or any of its subsidiaries shall be eligible for the grant of Incentive Stock Options (as hereinafter defined).

        SECTION 3. AWARDS.

        (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) shares of common stock of the Company ("Common Shares"), (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Shares, or (iii) any other security or benefit with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

        (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

        (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including without limitation, services rendered by the recipient of such Award.

        (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute

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discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

        (i) provisions permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

               (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property,

               (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

               (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

        (ii) provisions accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

        (iii) provisions required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option").

        SECTION 4. STOCK SUBJECT TO PLAN.

        (a) The maximum number of Common Shares that may be issued pursuant to all Awards (including Incentive Stock Options) granted under this Plan, other than Common Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards, is 1,250,000, subject to adjustment as provided in Section 7 hereof (such maximum number, as so adjusted, shall be referred to herein as the "Share Limitation").

        (b) No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Award, plus (ii) the number of Common Shares that have previously been issued pursuant to Awards granted under this Plan, other than Common Shares that have been issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards, plus (iii) the maximum number of Common Shares that may be issued at any time

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thereafter pursuant to Awards granted under this Plan that are outstanding on such date does not exceed the Share Limitation.

        SECTION 5. DURATION OF PLAN.

        No Awards shall be granted under this Plan after March 27, 2002. Although Common Shares may be issued after such date pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after March 27, 2012.

        SECTION 6. ADMINISTRATION OF PLAN.

        (a) This Plan shall be administered by a committee of the Board of Directors of the Company (the "Board") consisting of two or more directors or by the Board itself. (As used herein, the term "Committee" shall mean such committee or, if no such committee has been appointed, the Board.)

        (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

            (i) adopt, amend and rescind rules and regulations relating to this Plan;

            (ii) determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such eligible persons, if any, Awards shall be granted hereunder;

            (iii) grant Awards to eligible persons and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

            (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

            (v) interpret and construe this Plan and the terms and conditions of any Award granted hereunder.

        SECTION 7. ADJUSTMENTS.

        If the outstanding securities of the class then subject to this Plan are exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, periodic cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company

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are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan.

        SECTION 8. AMENDMENT AND TERMINATION OF PLAN.

        The Board may amend or terminate this Plan at any time and in any manner; provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and, provided further, that the approval of the holders of a majority of the outstanding shares of the Company shall be required for the adoption of any amendments to this Plan which would alter the class of persons eligible under Section 2 hereof to receive Awards or which would increase the number of shares subject to this Plan other than an increase pursuant to Section 7 hereof.

        SECTION 9. EFFECTIVE DATE OF PLAN.

        This Plan shall be effective as of March 27, 1992, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of California.


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                                                                Option Number __

                                    INCENTIVE
                             STOCK OPTION AGREEMENT
                                    UNDER THE
                            1992 STOCK INCENTIVE PLAN
                                       OF
                          INNOSOFT INTERNATIONAL, INC.

        This Incentive Stock Option Agreement (the "Agreement") is effective as of, _______, between Innosoft International, Inc. a California corporation (the "Company"), and __________________ ("Optionee").

                                 R E C I T A L S

        A. The Company has adopted the 1992 Stock Incentive Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement; and

        B. Optionee is an employee of the Company, or a Parent or a Subsidiary (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) of the Company whose efforts have contributed, or are reasonably expected to contribute, to the success of the Company, and the Company has determined that it would be to the advantage and interest of the Company and its shareholders to grant the option provided for herein to Optionee under the Plan as an inducement to remain in the service of the Company and as an incentive for increased efforts while in such service.

                                A G R E E M E N T

        In consideration of the foregoing recitals, and the terms, conditions, and covenants contained herein, the parties hereto hereby agree as follows:

        l. Grant of Option. The Company hereby grants to Optionee the right and option to purchase (the "Option"), on the terms and conditions hereinafter set forth, an aggregate of ________ shares (the "Shares") of the Common Stock of the Company (the "Stock") in installments as set forth in Section 2. The purchase price of the Shares shall be $____ per share (the "Option Price"), which price is not less than 100% of the per share fair market value of the stock as of the date hereof. The number of the Shares and the Option Price are subject to adjustment under certain circumstances, as provided herein and in the Plan.

        2. Term and Exercisability of Option. This Option shall become exercisable in installments on or before the tenth anniversary date of this Agreement (the "Termination Date"), unless sooner terminated in accordance with the provisions of Section 3, 5 or 6 hereof, as follows: ____ shares hall vest per month on the first day of each month commencing ______, with the final vesting to be ____ shares on ______, but in no event later than the Termination Date.

        In no event shall the Company be required to issue fractional shares. Exercises for less than all of the Shares available for exercise shall be at the expense of Optionee, as described in Section 4 hereof.


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        3. Expiration of Option. The period for exercising this Option (the
"Option Period") will end on the Termination Date; provided, however,

            (a) if Optionee ceases to be a bona fide employee of the Company, a Parent or a Subsidiary of the Company (other than for Misconduct, as defined in Section 16 hereof, or by death) during the Option Period, this Option shall thereafter be exercisable (1) provided Optionee has not become permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company, or a Parent or Subsidiary of the Company, on or before the Termination Date or for 30 days after termination of Optionee's employment, whichever shall first occur, and (2) if Optionee has become permanently and totally disabled while employed by the Company, or a Parent or Subsidiary of the Company, on or before the Termination Date or for one year after termination of Optionee's employment, whichever shall first occur, and, in either case, this Option shall then be exercisable only to the extent that it was exercisable under the provisions of Section 2 hereof at the time of such cessation of employment. Notwithstanding the foregoing, in no event shall this Option be exercisable later than the Termination Date. If Optionee is absent from work because of his or her disability or for such other purpose or reason as the Board of Directors of the Company (the "Board") or the Committee administering the Plan (the "Committee") may approve, Optionee shall not be deemed, during the period of any such absence, by virtue of such absence alone, to have terminated his or her employment with the Company or such Parent or Subsidiary, except as the Board or the Committee may otherwise expressly provide;

            (b) if the employment of Optionee is terminated as a result of Misconduct, as defined in Section 16 hereof, this Option shall terminate on the date of the cessation of such requisite relationship and shall thereupon not be exercisable to any extent whatsoever; or

            (c) if Optionee should die while in the employ of the Company or a Parent or Subsidiary of the Company, or within any of the applicable periods referred to in Section 3(a) hereof, this Option may, within a period of one year from the date of Optionee's death, be exercised by Optionee's legal representative, or by the person or persons to whom Optionee's rights under this Option shall pass by will or by the applicable laws of descent and distribution, but only if, and to the extent, this Option was exercisable by Optionee at the time of his or her death and only prior to the Termination Date.

        4. Manner of Exercise. Optionee may exercise this Option with respect to all or any part of the Shares then subject to such exercise as follows:

            (a) By giving the Company written notice of such exercise, specifying the number of the Shares as to which this Option is so exercised and accompanied by an amount equal to the aggregate Option Price of such shares, in the form of any one or combination of (1) cash or a cashier's check, bank draft, or postal or express money order payable to the order of the Company in lawful money of the United States, (2) shares of Stock previously acquired by Optionee, or (3) with the approval of the Company, which may be withheld in its sole discretion, a promissory note with such terms and conditions as shall be acceptable to the Company, the obligations under which promissory note are secured by such shares pursuant to a pledge agreement with such terms and conditions as shall be acceptable to the Company. Any Stock so delivered shall be valued at its fair market value (as determined in the manner set forth in Section 8 herein) on the date of exercise;

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            (b) If required by the Company, by giving satisfactory assurance in writing, signed by Optionee or his or her legal representative, as the case may be, that such shares are being purchased for investment only and not with a view to the distribution thereof; provided, however, that such assurance shall be deemed inapplicable to (1) any sale of such shares by the Optionee subject to a registration statement covering such sale, which has heretofore been (or may hereafter be) filed and becomes effective under the Securities Act of 1933, as amended (the "1933 Act"), and is current and with respect to which no stop order suspending the effectiveness thereof has been issued, and (2) any other sale of such shares with respect to which, in the opinion of counsel for the Company, such assurance is not required to be given in order to comply with the provisions of the 1933 Act; and

            (c) If required by the Company, by paying to the Company the reasonable expenses incurred by the Company in issuing a certificate for such shares, if such exercise is for less than all of the Shares as to which this Option has become exercisable. As soon as practicable after receipt of such written notice of exercise from Optionee, the Company shall, without transfer or issue tax or any other incidental expenses charged to Optionee or his or her legal representative (except those specified in paragraph (c) above and in Section 29 hereof), deliver to Optionee at the office of the Company, or such other place as may be mutually acceptable to the Company and Optionee, a certificate for such shares, which certificate may bear such legend or legends with respect to restrictions on transfer thereof as counsel for the Company deems to be required by applicable provisions of law and this Agreement; provided, however, that nothing herein shall be deemed to impose upon the Company any obligation to deliver any of the Shares to the Optionee if, in the opinion of counsel for the Company, doing so would violate any provision of: (1) the 1933 Act; (2) the Securities Exchange Act of 1934, as amended; (3) any applicable listing requirements of any national securities exchange; (4) any state securities, or "Blue Sky," laws or regulations; or (5) any other law or regulation applicable to the issuance or transfer of such shares. In no event shall the Company be required to take any affirmative action to comply with any of such laws or regulations, nor shall the Company be liable for any failure to deliver any of the Shares because such shares have not been registered or because a registration statement with respect thereto is not current or because such delivery would otherwise be in violation of any applicable law or regulation.

        The term "current", when used herein to refer to a registration statement, shall mean a registration statement that, in the opinion of counsel for the Company, does not include any untrue statement of a material fact and that includes all material facts required to be stated therein or that are necessary to make the statements therein not misleading.

            5. Adjustments. If the outstanding shares of the Company's stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a reorganization, recapitalization, reincorporation, stock split, reverse stock split, or stock dividend, an appropriate and proportionate adjustment shall be made by the Company in the maximum number and/or kind of securities subject to this Option, and in the Option Price, in order to preserve, but not increase, the benefit of this Option to Optionee. Anything herein contained to the contrary notwithstanding, (a) upon dissolution or liquidation of the Company, other than in connection with a reorganization, merger or consolidation of the Company or a sale of all or substantially all of its assets, or in one transaction or a series of transactions, 80% or more of its then outstanding voting securities, to another corporation (an "Asset Sale" and a "Stock Sale", respectively), or (b) upon dissolution or liquidation of the Company in connection with a reorganization, merger (other than a merger solely for the purposes of incorporating the Company), consolidation, or an Asset Sale or Stock

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Sale, with respect to which the surviving corporation, as defined in the Plan, or acquiring corporation, or an affiliate thereof, does not, prior to or concurrent with the succession to the business of the Company or acquisition of its stock, assume this Option (subject to any applicable provisions of the Code) or replace this Option with a new option of comparable value, this Option, in either case, shall terminate and thereupon become null and void; provided, however, that, if the surviving or acquiring corporation does not assume this Option or replace this Option with a new option of comparable value, then Optionee shall have the right, during the period following adoption of the plan of dissolution, liquidation, reorganization, merger or consolidation by the Board, or approval of any agreement with respect to an Asset Sale or Stock Sale by the Board, and prior to or concurrently with consummation of such plan or agreement (which period shall be no less than 20 days), to exercise this Option to the full extent then exercisable pursuant to Section 2 hereof and not theretofore exercised, and the Company shall give the Optionee written notice of such right prior to the commencement of such period.

        6. Assignment or Transfer. This Option shall, during Optionee's lifetime, be exercisable only by Optionee, and neither this Option nor any right hereunder shall be transferable by Optionee by operation of law or otherwise other than by will or the laws of descent and distribution. In the event of any attempt by Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of this Option or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, this Option shall thereupon become null and void ab initio and of no effect.

        7. No Rights as a Shareholder. Neither Optionee nor any person entitled to exercise Optionee's rights with respect to this Option in the event of his or her death shall have any of the rights of a shareholder with respect to any of the Shares except to the extent of the exercise of this Option.

        8. Right of Repurchase.

            (a) In the event that any of the events specified in Section 8(b) below occur, then, with respect to any of the Shares acquired upon exercise of this Option prior to the occurrence of such event, within 90 days following the occurrence of such event, and, with respect to any of the Shares acquired upon exercise of this Option pursuant to Section 3 hereof after occurrence of such event, within 90 days following the date of such exercise, (in either case, the "Repurchase Period"), the Company shall have the option, but not the obligation, to repurchase all, but not a portion of, such Shares (the "Option Shares") from Optionee, or his or her legal representative, as the case may be, at the then present fair market value of such shares (the "Repurchase Option"). The Repurchase Option shall be exercised by the Company giving Optionee, or his or her legal representative, written notice of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period. The Company may, in exercising the Repurchase Option, designate one or more nominees to purchase the Option Shares, either with or without the participation of the Company.

            (b) The Company shall have the Repurchase Option in the event that any of the following occur:

                (1) The termination of Optionee's employment with the Company or a Parent or Subsidiary of the Company. The Repurchase Period with respect to Option Shares acquired prior to the cessation of employment shall commence on the date on which the Optionee ceases to be an employee of the Company or a Parent or Subsidiary of the Company. The Repurchase Period with

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respect to Option Shares acquired subsequent to such date shall commence on the date the Optionee acquires such shares. The fair market value of the Option Shares shall be determined as of the last day of the month preceding the month in which the Optionee ceases to be employed.

                (2) The receivership, bankruptcy or other creditors proceeding regarding Optionee or the taking of any of the Option Shares by legal process, such as a levy of execution, whether or not Optionee then is employed by the Company or a Parent or Subsidiary of the Company. The Repurchase Period shall commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor's proceeding, or the date of such taking, as the case may be. The fair market value of the Option Shares shall be determined as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

                (3) Distribution of any of the Option Shares by Optionee to his or her spouse as such spouse's joint or community interest pursuant to a decree of dissolution, property settlement agreement or for any other reason, except as may be otherwise permitted by the Company, whether or not Optionee then is employed by the Company or a Parent or Subsidiary of the Company. The Repurchase Period shall be deemed to commence on the day the Company receives actual notice of such distribution. The fair market value of the Option Shares shall be determined as of the last day of the month preceding the month in which the decree, agreement or, if there is no decree or agreement, the distribution occurs.

            (c) Fair market value of the Option Shares, as used in this Section 8, shall be an amount per share determined on the basis of the price at which shares of the Stock could reasonably be expected to be sold in an arms-length transaction, for cash, other than on an installment basis, to a person not employed by, controlled by, in control of or under common control with the Company, as follows:

                (1) the fair market value shall initially be determined by the Board of Directors of the Company, giving due consideration to recent transactions involving shares of the stock, if any, earnings of the Company to the date of such determination, the absence of a public market for the Stock, and such other matters as the Board deems pertinent (the "Board Valuation");

                (2) Optionee shall have the right to review the assumptions, calculations and information used by the Board of Directors in determining the Board Valuation and shall have 20 days after Optionee's receipt of the Board Valuation to give written notice to the Company of any disagreement with the Board Valuation, indicating the fair market value Optionee attributes to the Option Shares (the "Optionee Valuation") and specifying in reasonable detail, insofar as feasible, the nature and extent of Optionee's disagreement with the Board Valuation;

                (3) the Company and Optionee shall then attempt to agree upon a mutually acceptable fair market value for the Option Shares; if the Company and Optionee are unable to reach agreement as to fair market value within 10 days after Optionee gives the Company notice of the Optionee Valuation, the disagreement shall be referred for final determination to the Los Angeles office of Deloitte & Touche, or if Deloitte & Touche is unwilling to serve, such other independent accounting firm of national recognition that the Board of Directors selects in good faith (the "Independent Accounting Firm"), which shall make a final determination regarding such disagreement within 30 days after referral thereof;

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                (4) any determination with respect to the fair market value of the Option Shares made by the Independent Accounting Firm shall be made on the basis of the application of the standards set forth in this Section 8(c), and the decision of the Independent Accounting Firm (the "Accountant Valuation") shall be final and binding and shall not be subject to review or challenge of any kind; provided, however, that if the Accountant Valuation is less than the Board Valuation, the Board Valuation shall be binding on the parties and if the Accountant Valuation is greater than the Optionee Valuation, the Optionee Valuation shall be binding on the parties, and in either case, such binding amount shall be final and shall not be subject to review or challenge of any kind; and

                (5) the Company and Optionee shall each pay one-half of the fees and disbursements of the Independent Accounting Firm, if any.

        9. Right of First Refusal.

            (a) If at any time, whether during the continuance of Optionee's employment by the Company, or a Parent or Subsidiary of the Company, or thereafter, Optionee, or his or her legal representative, as the case may be (a "Seller") desires to sell, transfer (by gift or otherwise), assign, hypothecate, pledge, grant as a security interest, or in any other way dispose of or alienate any of the Option Shares or any interest therein (other than by gift to the spouse, parents or children of Optionee or to the parents or children of the spouse of Optionee or to a trust established solely for the benefit of any one or more of such persons (a "permitted transfer"), if such transferee agrees, prior to the transfer, in a writing acceptable to the Company to hold such shares subject to the terms of this Section 8 hereof and this Section 9), (hereinafter referred to as a "Disposition"), the Seller shall give written notice to the Company of Seller's intent to make a Disposition of such shares (the "First Refusal Offer"). The First Refusal Offer shall contain a statement signed by the Seller notifying the Company that the Seller desires to make a Disposition of a specified number of the Option Shares or an interest therein and shall be accompanied by a copy of the bona fide offer to purchase such shares, in case of a sale, or a description of the proposed transaction with respect to any other Disposition, and shall set forth the following:


                (1) The full name and address of the intended transferee (the "Transferee");

                (2) The number of the Option Shares to be purchased by, or transferred to, the Transferee;

                (3) The price, in case of a sale, and other terms under which the purchase is intended to be made;

                (4) A statement, in case of a sale, signed by the Transferee, that the price and other terms specified are a bona fide offer to purchase; and

                (5) A representation, in case of a sale, by the Transferee that he or she or it has the financial capability necessary to consummate the purchase.

            (b) The Company shall have 30 days from the date of receipt of the First Refusal Offer within which to exercise an option to purchase the Option Shares covered by a First Refusal Offer (the "First Refusal shares"), at the same price and upon the same terms as set forth in such First

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Refusal Offer (the "First Refusal Option"), by giving the Seller written notice of its intention to exercise such right. The Company may, in exercising the First Refusal Option, designate one or more nominees to purchase the First Refusal Shares, either with or without the participation of the Company. The First Refusal Option shall apply to all, but not less than all, of the First Refusal Shares. Notwithstanding the generality of the foregoing, however, the purchase price for the First Refusal Shares may, at the option of the Company, be paid (1) in the same manner provided in the First Refusal Offer, (2) in cash in an amount equal to the present value of any payments to be made over a period of time according to the terms of the First Refusal Offer, (3) by use of a promissory note, as contemplated by Section 11 hereof, or (4) if the terms specified in the First Refusal Offer state that payment is to be made in property, in an amount equal to the fair market value of such property as of the date the Company receives the First Refusal Offer, as determined in good faith and on any reasonable basis, by the Board. For purposes of any computation made pursuant to this paragraph, the present value of any amount to be paid in the future shall be determined by the Board by discounting such amount using an interest rate of 10%.

            (c) If the Seller desires to make a Disposition of any of the Option Shares other than by sale, including, without limitation, by gift, pledge, hypothecation or the grant of a security interest, other than a permitted transfer, the Seller shall obtain the prior written approval of the Company to the proposed transfer, which approval the Company may give or withhold in its sole discretion.

            (d) If the First Refusal Shares are not purchased pursuant to the related First Refusal Offer by the Company in accordance with this Section 9, in the case of a proposed sale, or if the Company approves a Disposition other than by sale, the Seller may make a bona fide transfer of the First Refusal Shares to the respective transferee or transferees named in the related First Refusal Offer; provided, however, that (1) such transfer shall only be made in strict accordance with the terms stated in such First Refusal Offer, and immediately following such transfer, the transferor shall so certify in writing to the Company, and (2) before any such transfer shall become effective or be recorded in the books of the Company, each transferee of the First Refusal Shares shall agree in writing to hold such shares subject to the terms of this Agreement, except for Section 8 hereof in the event the transferee is not an employee of the Company or a Parent or Subsidiary of the Company. In the event the Optionee does not make such transfer for a period of 60 days following the date on which the Company receives the First Refusal Offer, no transfer of the First Refusal Shares covered by the First Refusal Offer shall be made without a new First Refusal Offer from the Seller to the Company in accordance with this Section 9 and in full compliance with all provisions hereof.

        10. Closing. The closing with respect to a purchase of Shares by the Company pursuant to Section 8 or 9 hereof (the "Closing") shall occur at the principal executive office of the Company on the date and time agreed to by the parties, but if no such agreement is reached, the Closing shall occur at 10:00 a.m., local time, on the last business day (as defined in Section 22 hereof) of the 30-day period beginning with the last day of the Repurchase Period or the First Refusal Period, as the case may be.

        11. Deliveries at Closing. At the Closing, (a) Optionee or his or her legal representative, as the case may be, shall deliver to the Company or its designee, as the case may be, (1) share certificate(s), duly endorsed for transfer, representing the Option Shares or the First Refusal Shares, as the case may be, to be purchased at such Closing, and (2) a written statement from Optionee or his or her legal representative, as the case may be, that such shares are owned by such person, free and clear of any liens, claims, pledges, security interests or other encumbrances, and (b) the Company or its designee, as the case may be, shall deliver to Optionee or his or her legal representative, as the case may be, (1) the purchase price for such shares, as determined in accordance with Section 8 or 9 hereof, as the case may be, in the form of a check or a promissory note, a copy of which is attached hereto as Exhibit A, and (2) if applicable, a share certificate for the number of shares, if any, represented by the share certificate(s) transferred to the Company that are not First Refusal Shares.

        12. Effect of Tender of Purchase Price. Notwithstanding the failure of the holder of any certificate evidencing all or any part of the Option Shares or the First Refusal Shares, as the case may be, to deliver the same to the Company for cancellation, and upon tender by the Company of the purchase price for any of such shares in accordance with the terms of this Agreement, such shares and the certificates representing same shall forthwith and without further action be deemed to be canceled and forfeited.

        13. Restrictions on Transfer. Except as otherwise may be permitted by this Agreement, neither Optionee nor his or her legal representative shall sell, transfer (by giftor otherwise), assign, hypothecate, pledge, grant as security interest, or in any other way dispose of or alienate any of the Shares, which at any time would be subject to repurchase or a right of first refusal by the Company, or the gift, pledge, or hypothecation of which, or grant of a security interest in which, is subject to the approval of the Company, and the attempt to affect any such transaction shall be null and void ab initio and of no force and effect.

        14. Legends and Termination of Rights. All share certificates representing the Shares shall bear a legend or legends revealing the existence of the restrictions imposed by this Agreement. The provisions of this Section 14 shall cease to be applicable to the Shares at such time as the Stock is listed on a national or regional stock exchange, or there is an established market therefor in the over the counter market and the Stock is listed in the pink or white sheets of the National Association of securities Dealers Automated Quotation Service (NASDAQ) or comparable service.

        15. Definitions. In the event that (a) any of the Shares are exchanged for or changed into any different class or series of securities issued by the Company or any other corporation as the result of any merger, consolidation, or sale of assets followed by liquidation, reclassification or reorganization, or
(b) any additional shares of Stock or any other securities shall be distributed with respect to the Shares as a stock dividend, stock split, partial liquidation, or dividend, then, in each such case, all such securities shall be subject to the terms and provisions of this Agreement and shall be deemed to be included in the term the "Shares" as used herein. As used herein, the term "Company" shall include any other corporation which assumes this Option in connection with its succession to substantially all of the business and assets of the Company as the result of any merger, consolidation, reorganization, Asset Sale or Stock Sale.

        16. Definition of Misconduct. Misconduct, for purposes of this Agreement, shall mean conduct, as determined by the Board, involving one or more of the following: (a) the commission of any act of embezzlement, fraud or dishonesty; (b) any deliberate disregard of any policy promulgated by the Board or the Chief Executive Officer of the Company, or any Parent or Subsidiary of the Company with which Optionee is employed, which results in any loss, damage or injury to the Company or any Parent or Subsidiary of the Company; (c) any unauthorized disclosure of any trade secret or confidential information of the Company or any Parent or Subsidiary of the Company; (d) any commission of an act which constitutes unfair competition with the Company or any Parent or

Subsidiary of the Company or induces any customer or vendor of the Company or any Parent or Subsidiary of the Company to terminate any agreement with such corporation; or (e) any breach by the Optionee of any agreement or covenant, including, without limitation, in any employment agreement, consulting agreement, purchase agreement, purchase order or confidentiality agreement, it has made with the Company or any Parent or Subsidiary of the Company.

        17. Optionee's Obligations. Optionee shall, during the period of his or her employment, faithfully and to the best of his or her ability devote his or her time, energy and skill to the service of the Company or such Parent or Subsidiary, as the case may be, and to the promotion of its interests, subject to vacations, military service leave, sick leave and other bona fide absences in accordance with the regular policies and practices of, or any written agreement between Optionee and, the Company or any such Parent or Subsidiary. Subject to any contrary terms of any employment contract, the Company, or the Parent or the Subsidiary of the Company which employs Optionee, shall have the right to terminate or change the terms of employment of Optionee at any time and for any reason whatsoever. Nothing herein shall limit Optionee's right to terminate his or her employment.

        18. Severability. Should any portion or provision of this Agreement be declared invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder hereof.

        19. Waiver. No waiver of any right or obligation of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by the party against which such waiver is being enforced. A waiver by either party hereto of any of its rights under this Agreement on any occasion shall not be a bar to the exercise of the same right on any subsequent occasion or of any other right at any time.

        20. Amendment or Modification. This Agreement may be amended, altered, or modified only by a writing, specifying such amendment, alteration or modification, executed by both parties.

        21. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

        22. Notice. All notices, requests, waivers and other communications made to a party hereto pursuant to this Agreement shall be in writing and hand-delivered, mailed postage prepaid, certified or registered, return-receipt requested, or sent by prepaid air freight, overnight delivery of which is guaranteed and acknowledgment of receipt of which is required, to the address of such party set forth below or such other address for such party as such party may, from time to time, specify in writing to the other party hereto. Each such communication which is (a) hand delivered shall be effective when so delivered,
(b) sent by mail shall be deemed to be effective five business days (i.e. any weekday not a California or federal holiday) after it is posted, and (c) sent by air-freight shall be deemed to be effective two business days after it is delivered to the air-freight company. The addresses to which notices, requests, waivers and other communications are to be sent are as follows:

            If to the Company:     Innosoft International, Inc.
                                   1050 Lakes Drive
                                   Suite 250
                                   West Covina, California 91790

        If to Optionee, the address of Optionee set forth below his or her signature to this Agreement.

        23. Finality of Decisions. All decisions of the Board or the Committee with respect to any question arising under the Plan or under this Agreement shall be final and binding on both parties hereto.

        24. Participation in Other Plans. Nothing herein contained shall affect Optionee's right to participate in, and receive benefits from and in accordance with, the then current provisions of any pension, insurance, or other employment welfare plan or program of the Company.

        25. Binding Effect of Agreement. Except as otherwise specifically set forth herein, this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

        26. Agreement Subject to Plan. This Agreement is entered into pursuant to, and is subject to, the provisions of the Plan. Terms not otherwise defined herein shall have the meanings given them in the Plan.

        27. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California with respect to agreements entered into, and to be performed within, such state.

        28. Qualification and Approval. This Agreement shall be effective as of the date of its making as set forth above, subject to (a) the qualification of the grant of this Option, and the issuance of the Shares, by the California Department of Corporations, and (b) approval of the Plan by shareholders of the Company holding a majority of the voting bower of its outstanding voting securities within 12 months before or after the effective date of the Plan. In no event may this Option be exercised in whole or in part prior to such qualification and approvals.

        29. Tax Information and Notice of Disqualifying Disposition. This Option is intended to be eligible for treatment as an Incentive Stock Option under
Section 422 of the Code. Whether this Option will receive such tax treatment will depend, in part, on actions by Optionee after exercise of this Option. If an Optionee disposes of any of the Shares within two years after the date of grant of this Option or within one year of the date of exercise of this Option with respect to such shares, the Optionee may lose the benefits of Section 422. Other factors not discussed herein may also affect the tax consequences of this transaction. Accordingly, the Company makes no representation, by way of the Plan, this Agreement, or otherwise, with respect to the actual tax effect of the grant or exercise of this Option or the subsequent disposition, including, without limitation, repurchase by the Company or its designee pursuant to Sections 8 or 9 hereof, of any of the Shares.

        If the Optionee sells or makes a disposition (within the meaning of Section 422 of the Code) of any of the Shares acquired pursuant to exercise of this Option prior to the later of (a) one year from the date such shares were acquired, or (b) two years from the date of grant of this Option, then

Optionee agrees to give written notice to the Company of such disposition. The notice shall include Optionee's name, the number, exercise price, and exercise date of the Shares disposed of, and the date of disposition.

        30. Withholding Taxes. By accepting this Option, Optionee, for Optionee and his or her transferees by will or the laws of descent and distribution, agrees that, whenever Shares are to be issued by reason of the exercise of this Option, the Optionee or such other person who is to receive such shares will remit to the Company, prior to the delivery of any certificate for such shares, in cash, the amount which is sufficient, as determined by the Company in its discretion, to satisfy any applicable Federal, state and local withholding tax requirements with respect to such exercise.

        The Company has caused this Agreement to be executed on its behalf, and Optionee has hereunto set his or her hand, effective the day and year first above written, which is the effective date of grant of this Option.





OPTIONEE                                   INNOSOFT INTERNATIONAL, INC.

                                           By:_________________________________

                                           Its:________________________________



                 (Signature)



                 (Print Name)



                  (Address)

                                    EXHIBIT A

                         NON-NEGOTIABLE PROMISSORY NOTE

$___________ _________________, California, ______________, _____

        FOR VALUE RECEIVED, ___________________________ ("Payor") hereby promises to pay to (Name of Shareholder) ("Payee") the principal sum of ____________________ ($________), plus all interest accrued hereon, in legal tender of the United States of America, on the date one year from the date hereof (the "Maturity Date"), at the address of Payee as determined by reference to that certain Stock Option Agreement, dated as of _________________, by and among Innosoft International, Inc. and Payee (the "Stock Option Agreement"). Interest shall accrue on the principal balance of this Note at the annual rate of 10%, non-compounded.

        At its election, Payor may prepay the outstanding principal hereof at any time, without premium or penalty. This Note shall be non-negotiable.

        If Payor files a petition in bankruptcy or has a petition in bankruptcy filed against it, or any proceedings in bankruptcy or under any similar law relating to the relief of debtors is commenced by or against Payor, then the entire indebtedness evidenced hereby shall immediately become due and payable without demand or notice.

        If payment of this Note is not made in accordance with its terms, Payor shall pay all costs and expenses, including any reasonable attorneys' fees, incurred in the collection of this Note, including, without limitation, in any suit or action to collect this Note or in any appeal thereof.

        Payor hereby waives presentment for payment, demand, notice of demand, notices of non-payment or dishonor, protest and notice of protest.



                                            ___________________________________


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